SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 8, 2009

Health Enhancement Products, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-30415	87-0699977
(Commission File Number)	(I.R.S. Employer Identification No.)

7740 East Evans Rd., Suite A100, Scottsdale, AZ	85260
(Address of Principal Executive Offices)	(Zip Code)

(480) 385-3800
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     .communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     .material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     .Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     .Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; compensatory Arrangements of Certain Officers

On September 8, 2009, Peter Vitulli was appointed interim CEO of the Registrant and HEPI Pharmaceuticals, Inc., its wholly owned subsidiary. Mr. Vitulli is expected to serve as interim CEO for up to three months. The Registrant and Mr. Vitulli may agree to extend Mr. Vitulli’s term as CEO beyond the initial three month period.

Mr. Vitulli and the Registrant each have the right to terminate the employment relationship upon thirty days notice.

Mr. Vitulli will receive $10,000 per month as compensation for acting as interim CEO of both companies. In addition, Mr. Vitulli has been granted warrants to purchase 350,000 shares of common stock of the Registrant, at an exercise price of $.10 per share, for a term of three years. The warrants will be fully vested on the grant date, but will not be exercisable until the registrant increases the number of its authorized common shares to at least 125,000,000.

Since July, 2006, Mr. Vitulli has been President and CEO of Sconia, Inc., a venture capital backed genetics-based health and wellness company. Mr. Vitulli has also served as Chairman of the Board of Efficas, Inc., a developer and marketer of bio-active compounds, since November, 2006. From 1998 until April, 2005, Mr. Vitulli served as President and CEO of Amerifit Nutrition, Inc., a $61 million consumer products company focused on health products.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 10, 2009	HEALTH ENHANCEMENT PRODUCTS, INC.

	By:	/s/ Janet L. Crance
Janet L. Crance, Chief Administrative Officer